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Exhibit 23.6

Consent of Independent Auditors

The Management Committee
Tapestry Wind, LLC and subsidiaries:

        We consent to the use of our report dated April 23, 2014, with respect to the consolidated balance sheets of Tapestry Wind, LLC as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), member's equity and cash flows for each of the years in the two-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

(signed) KPMG LLP
Los Angeles, California May 29, 2015

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  Exhibit 23.6
Consent of Independent Auditors